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                                                                   Exhibit 99.1

Media contact:                                     Investor contact:

Kelly Heisler                                      Christopher Curtis
Manager, Corporate Communication                   Director, Investor Relations
312-326-7726                                       312-326-8313
Kelly.heisler@rrd.com                              christopher.curtis@rrd.com


FOR IMMEDIATE RELEASE

              R.R. DONNELLEY TO OFFER NEW SERIES OF DEBT SECURITIES
CHICAGO, November 7, 2001 - R.R. Donnelley [NYSE:DNY] today announced that it intends to offer a new series of debt securities. The aggregate principal amount of the new series is expected to be approximately $200 million with an intermediate maturity. The company intends to use the proceeds from this offering for general corporate purposes, including the repayment of outstanding commercial paper indebtedness.

     The company will issue these debt securities from its existing debt shelf registration statement. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, and any offering of these securities shall be made only by means of a prospectus. A copy of the prospectus relating to this offering may be obtained from J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, or by contacting R.R. Donnelley.

     R.R. Donnelley (www.rrdonnelley.com) is revolutionizing communications effectiveness by providing comprehensive and integrated communications services. These include premedia, digital photography, content management, printing, Internet consulting and logistics. The company's full range of solutions help publishers and merchandisers, as well as telecommunications, financial and healthcare companies, deliver effective and targeted communications in the right format to the right audience at the right time. It serves customers in North America, South America, Europe and the Asia/Pacific Basin.

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